Filed pursuant to Rule 424(b)(3)
Registration No. 333-213567

PROSPECTUS

14,440,705 SHARES OF COMMON STOCK

This prospectus relates to the resale from time to time of up to 14,440,705 shares of common stock of Zosano Pharma Corporation by the selling stockholders listed beginning on page 7, including their transferees, pledgees or donees or their respective successors, which includes shares of our common stock issuable upon the exercise of warrants to purchase shares of common stock, issued to the selling stockholders in private placements. We are registering these shares on behalf of the selling stockholders, to be offered and sold by them from time to time. We will not receive any proceeds from the sale of the shares offered by this prospectus.

We have agreed to bear certain expenses incurred in connection with the registration of these shares. The selling stockholders will pay or assume brokerage commissions and similar charges incurred for the sale of shares of our common stock.

The selling stockholders identified in this prospectus, or their respective pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. See “Plan of Distribution” beginning on page 12.

Our common stock is traded on The NASDAQ Capital Market under the symbol “ZSAN.” On September 8, 2016, the closing sale price of our common stock on The NASDAQ Capital Market was $0.76 per share. You are urged to obtain current market quotations for our common stock.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 23, 2016.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.”

ZOSANO PHARMA CORPORATION

Zosano Pharma Corporation is an emerging central nervous system (CNS) company focusing on providing rapid symptom relief to patients using known therapeutics with well-established safety and efficacy, but altering their delivery profile using our proprietary intracutaneous delivery system. We believe our intracutaneous delivery system may offer rapid and consistent drug delivery and improved ease of use over current means of administration. We are focused on developing products that deliver established molecules with known safety and efficacy profiles for markets where patients remain underserved by existing therapies. We anticipate that many of our current and future development programs may enable us to utilize a regulatory pathway that would streamline clinical development and accelerate the path towards commercialization.

Corporate Information

We were incorporated under the laws of the State of Delaware as ZP Holdings, Inc. in January 2012, and changed our name to Zosano Pharma Corporation in June 2014. Our business was spun out of ALZA Corporation, a subsidiary of Johnson & Johnson, in October 2006 and was originally incorporated under the name The Macroflux Corporation, which changed its name to Zosano Pharma, Inc. in 2007. In April 2012, in a transaction to recapitalize the business, a wholly owned subsidiary of ZP Holdings was merged with and into Zosano Pharma, Inc., whereby Zosano Pharma, Inc. was the surviving entity and became a wholly-owned subsidiary of ZP Holdings. In June 2014, Zosano Pharma, Inc. changed its name to ZP Opco, Inc. Our principal executive offices are located at 34790 Ardentech Court, Fremont, California 94555. Our telephone number is (510) 745-1200. Our website address is www.zosanopharma.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock. Our website address is included in this document as an inactive textual reference only. Unless the context otherwise requires, references in this prospectus to “Zosano Pharma,” “Zosano,” “we,” “us,” and “our” refer to Zosano Pharma Corporation.

This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork, and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate that we or their respective owners will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any such companies.

THE OFFERING

Common stock offered by selling stockholders	14,440,705 shares

Use of proceeds	We will not receive any proceeds from the sale of shares in this offering.

NASDAQ Capital Market symbol	ZSAN

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks and uncertainties described under the section captioned “Risk Factors” contained in our most recent Annual Report on Form 10-K and other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and in the documents incorporated by reference in this prospectus. We caution you that the risks and uncertainties we have described, among others, could cause our actual results to differ materially from those expressed in forward-looking statements made by us or on our behalf in filings with the SEC, press releases, communications with investors and oral statements. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosure we make in our reports filed with the SEC.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

We caution you that this prospectus and the documents we incorporate by reference herein and therein include forward-looking statements. Any statement contained in this prospectus or in the documents we incorporate by reference herein other than a statement of historical fact, may be a forward-looking statement, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management. In some cases, you can identify forward-looking statements by such terms as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “will,” “would” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

•	the anticipated timing, costs and conduct of our planned clinical development of M207 and any of our other product candidates that we further develop in the future;

•	our expectations regarding the clinical effectiveness of M207 and any of our other product candidates;

•	the ability to obtain and maintain regulatory approval of M207 and any of our other product candidates, and the labeling for any approved products;

•	our manufacturing capabilities and strategy;

•	our expectations regarding our expenses and revenue, the sufficiency of our cash resources and needs for additional financing;

•	our intellectual property position and our ability to obtain and maintain intellectual property protection for M207 and our other product candidates;

•	our expectations regarding competition;

•	the anticipated trends and challenges in our business and the markets in which we operate;

•	the scope, progress, expansion, and costs of developing and commercializing M207 and our other product candidates;

•	the size and growth of the potential markets for M207 and our other product candidates and the ability to serve those markets;

•	the rate and degree of market acceptance of M207 and our other product candidates;

•	our ability to establish and maintain development partnerships;

•	our ability to attract or retain key personnel;

•	our expectations regarding federal, state and foreign regulatory requirements; and

•	regulatory developments in the United States and foreign countries.

These forward-looking statements reflect our management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus, particularly in (i) the “Risk Factors” section on page 3 of this prospectus, (ii) the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, each as filed with the SEC, and (iii) other filings we make with the SEC from time to time, that could cause actual results or events to differ materially from the forward-looking statements that we make. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by the forward-looking statements we make.

You should consider these factors and the other cautionary statements made in this prospectus and the documents we incorporate by reference herein as being applicable to all related forward-looking statements wherever they appear in this prospectus or the documents incorporated by reference. While we may elect to update forward-looking statements wherever they appear in this prospectus or the documents incorporated by reference herein, we do not assume, and specifically disclaim, any obligation to do so, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares offered pursuant to this prospectus. The selling stockholders will receive all of the proceeds from the sale of the shares of common stock offered by this prospectus. However, assuming exercise of all of the warrants for cash in full, the selling stockholders would pay us an aggregate of $14,699,995.85. The proceeds to us of such warrant exercises, if any, will not be subject to any restrictions. For information about the selling stockholders, see “Selling Stockholders.”

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and accountants.

SELLING STOCKHOLDERS

The common shares being offered by the selling stockholders are those previously issued to the selling stockholders, and those issuable to the selling stockholders, upon exercise of the warrants. For additional information regarding the issuances of those common shares and warrants, see “Private Placement of Purchased Common Shares and Warrants” and “Loan Agreement” below. We are registering the common shares in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the common shares and the warrants and as described below, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the common shares by each of the selling stockholders. The second column lists the number of common shares beneficially owned by each selling stockholder, based on its ownership of the common shares and warrants, as of August 19, 2016, assuming exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on exercises.

The third column lists the common shares being offered by this prospectus by the selling stockholders.

In accordance with the terms of the securities purchase agreement with the selling stockholders (other than Hercules), this prospectus generally covers the resale of at least the sum of (i) the maximum number of common shares issued and (ii) the maximum number of common shares issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the securities purchase agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the warrants (other than the warrants issued to Hercules), a selling stockholder may not exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of common shares which would exceed 4.99% (9.99% in the case of Amzak Capital Management, LLC (“Amzak”)) of our then outstanding common shares following such exercise, excluding for purposes of such determination common shares issuable upon exercise of the warrants which have not been exercised. At a selling stockholder’s option, the ownership percentage limitation applicable to the exercise of the Warrants may be increased or decreased to any other percentage not in excess of 9.99% (14.99% in the case of Amzak), except that any increase will only be effective upon 61-days’ prior notice to us. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering (1)		Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering (4)
	Number (2)	Percentage (3)	Offered (2)	Number	Percentage (3)
Amzak Capital Management, LLC (5)	3,825,000	19.75%	3,825,000	0	*
Armistice Capital Master Fund, Ltd. (6)	2,400,000	13.03%	2,400,000	0	*
CVI Investments, Inc. (7)	1,905,000	10.53%	1,905,000	0	*
1798 Fundamental Equities Master Fund Ltd. (8)	1,432,622	8.21%	955,350	477,272	2.73%
Rosalind Capital Partners L.P. (9)	1,404,000	7.91%	1,404,000	0	*
Lincoln Park Capital Fund, LLC (10)	750,000	4.33%	750,000	0	*
Hudson Bay Master Fund Ltd. (11)	737,400	4.26%	737,400	0	*
Rosalind Master Fund L.P. (12)	546,000	3.18%	546,000	0	*
Empery Asset Master, LTD (13)	417,741	2.44%	417,741	0	*

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering (1)		Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering (4)
	Number (2)	Percentage (3)	Offered (2)	Number	Percentage (3)
Empery Tax Efficient II, LP (14)	297,492	1.75%	297,492	0	*
Empery Tax Efficient, LP (15)	240,180	1.41%	240,180	0	*
The Alataris Family Trust (16)	382,167	2.24%	382,167	0	*
John P. Walker (17)	193,938	1.14%	191,100	2,838	*
Georgia Erbez (18)	143,250	*	143,250	0	*
Michael Spector (19)	95,475	*	95,475	0	*
Kleanthis G. Xanthopoulos, Ph.D. (20)	78,523	*	47,760	30,763	*
Donald J. Kellerman (21)	47,760	*	47,760	0	*
Hayley Lewis (22)	14,325	*	14,325	0	*
Hercules Technology Growth Capital, Inc. (23)	72,379	*	40,705	31,674	*

*	Less than one percent.
(1)	“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act, and includes more than the typical form of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment power. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any securities that are currently exercisable or exercisable within 60 days of August 19, 2016.
(2)	The number of shares reported in this column includes shares issuable upon exercise of Series A and Series B warrants issued pursuant to the securities purchase agreement dated August 15, 2016 without regard to any limitations on exercise set forth in the Series A and Series B warrants.
(3)	Based on 16,815,997 shares of our common stock outstanding on August 19, 2016.
(4)	Assumes that all shares being registered in this prospectus are resold to third parties and that with respect to a particular selling stockholder, such selling stockholder sells all shares of common stock registered under this prospectus held by such selling stockholder.
(5)	Consists of 1,275,000 shares of common stock, 1,275,000 shares of common stock issuable upon exercise of Series A warrants and 1,275,000 shares of common stock issuable upon exercise of Series B warrants issued pursuant to the securities purchase agreement dated August 15, 2016. Michael D. Kazma may be deemed to share voting and investment power with respect to the securities held by Amzak.
(6)	Consists of 800,000 shares of common stock, 800,000 shares of common stock issuable upon exercise of Series A warrants and 800,000 shares of common stock issuable upon exercise of Series B warrants issued pursuant to the securities purchase agreement dated August 15, 2016. Armistice Capital, LLC is an investment manager to Armistice Capital Master Fund, Ltd. and Steven J. Boyd, the chief investment officer of Armistice Capital, LLC, may be deemed to have voting and investment power with respect to the securities held by Armistice Capital Master Fund Ltd.
(7)	Consists of 635,000 shares of common stock, 635,000 shares of common stock issuable upon exercise of Series A warrants and 635,000 shares of common stock issuable upon exercise of Series B warrants issued pursuant to the securities purchase agreement dated August 15, 2016. Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the securities held by CVI and may be deemed to be the beneficial owner of these securities. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the securities held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the securities. CVI Investments, Inc. is affiliated with one or more FINRA members, none of whom is currently expected to participate in the sale pursuant to the prospectus contained in this registration statement of the securities purchased by CVI in the offering.
(8)

Consists of 318,450 shares of common stock, 318,450 shares of common stock issuable upon exercise of Series A warrants and 318,450 shares of common stock issuable upon exercise of Series B warrants issued pursuant to the securities purchase agreement dated August 15, 2016. Lombard Odier Asset Management

(USA) Corp. is the investment advisor to the selling stockholder and may be deemed to beneficially own these securities. Allan Reine is the portfolio manager of Lombard Odier Asset Management (USA) Corp. and as such has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own the securities. Mr. Reine disclaims beneficial ownership of these securities, except to the extent of his pecuniary interests therein. The selling stockholder also holds 477,272 shares of our common stock which were not purchased as part of the 2016 Private Placement.
(9)	Consists of 468,000 shares of common stock, 468,000 shares of common stock issuable upon exercise of Series A warrants and 468,00 shares of common stock issuable upon exercise of Series B warrants issued pursuant to the securities purchase agreement dated August 15, 2016. Steven Salamon is a natural person with voting and dispositive power over the securities held by Rosalind Capital Partners L.P. and Rosalind Master Fund L.P.
(10)	Consists of 250,000 shares of common stock, 250,000 shares of common stock issuable upon exercise of Series A warrants and 250,000 shares of common stock issuable upon exercise of Series B warrants issued pursuant to the securities purchase agreement dated August 15, 2016. Lincoln Park Capital LLC is the manager of Lincoln Park Capital Fund, LLC. Rockledge Capital Corporation and Alex Noah Investors, Inc. are the managers of Lincoln Park Capital LLC. Mr. Joshua Sheinfeld and Mr. Jonathan Cope are the Presidents of Rockledge Capital Corporation and Alex Noah Investors, Inc., respectively, and have voting and dispositive authority over the securities held by Lincoln Park Capital Fund, LLC and disclaim beneficial ownership of such securities, except to the extent of their pecuniary interest therein.
(11)	Consists of 245,800 shares of common stock, 245,800 shares of common stock issuable upon exercise of Series A warrants and 245,800 shares of common stock issuable upon exercise of Series B warrants issued pursuant to the securities purchase agreement dated August 15, 2016. Hudson Bay Capital Management, L.P., the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management, L.P. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.
(12)	Consists of 182,000 shares of common stock, 182,000 shares of common stock issuable upon exercise of Series A warrants and 182,000 shares of common stock issuable upon exercise of Series B warrants issued pursuant to the securities purchase agreement dated August 15, 2016. Steven Salamon is a natural person with voting and dispositive power over the securities held by Rosalind Capital Partners L.P. and Rosalind Master Fund L.P.
(13)	Consists of 139,247 shares of common stock, 139,247 shares of common stock issuable upon exercise of Series A warrants and 139,247 shares of common stock issuable upon exercise of Series B warrants issued pursuant to the securities purchase agreement dated August 15, 2016. Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the securities held by EAM and may be deemed to be the beneficial owner of these securities. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the securities held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these securities.
(14)	Consists of 99,164 shares of common stock, 99,164 shares of common stock issuable upon exercise of Series A warrants and 99,164 shares of common stock issuable upon exercise of Series B warrants issued pursuant to the securities purchase agreement dated August 15, 2016. Empery Asset Management LP, the authorized agent of Empery Tax Efficient II, LP (“ETE II”), has discretionary authority to vote and dispose of the securities held by ETE II and may be deemed to be the beneficial owner of these securities. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the securities held by ETE II. ETE II, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these securities.
(15)

Consists of 80,060 shares of common stock, 80,060 shares of common stock issuable upon exercise of Series A warrants and 80,060 shares of common stock issuable upon exercise of Series B warrants issued pursuant to the securities purchase agreement dated August 15, 2016. Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the securities held by ETE and may be deemed to be the beneficial owner of these securities. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the securities held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these securities.
(16)	Consists of 127,389 shares of common stock, 127,389 shares of common stock issuable upon exercise of Series A warrants and 127,389 shares of common stock issuable upon exercise of Series B warrants issued pursuant to the securities purchase agreement dated August 15, 2016. Dr. Alataris, the trustee of The Alataris Family Trust, may be deemed to have investment discretion and voting power over the securities held by The Alataris Family Trust.
(17)	Consists of (a) 63,700 shares of common stock, 63,700 shares of common stock issuable upon exercise of Series A warrants and 63,700 shares of common stock issuable upon exercise of Series B warrants issued pursuant to the securities purchase agreement dated August 15, 2016 and (b) 2,838 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of August 19, 2016.
(18)	Consists of 47,750 shares of common stock, 47,750 shares of common stock issuable upon exercise of Series A warrants and 47,750 shares of common stock issuable upon exercise of Series B warrants issued pursuant to the securities purchase agreement dated August 15, 2016.
(19)	Consists of 31,825 shares of common stock, 31,825 shares of common stock issuable upon exercise of Series A warrants and 31,825 shares of common stock issuable upon exercise of Series B warrants issued pursuant to the securities purchase agreement dated August 15, 2016.
(20)	Consists of (a) 15,920 shares of common stock, 15,920 shares of common stock issuable upon exercise of Series A warrants and 15,920 shares of common stock issuable upon exercise of Series B warrants issued pursuant to the securities purchase agreement, dated August 15, 2016, (b) 6,000 shares of common stock held by the Xanthopoulos Family Trust prior to August 19, 2016 and (c) 24,763 shares of common stock issuable upon exercise of stock options held by the Xanthopoulos Family Trust that are exercisable within 60 days of August 19, 2016. Dr. Xanthopoulos may be deemed to have investment discretion and voting power over the securities held by the Xanthopoulos Family Trust.
(21)	Consists of 15,920 shares of common stock, 15,920 shares of common stock issuable upon exercise of Series A warrants and 15,920 shares of common stock issuable upon exercise of Series B warrants issued pursuant to the securities purchase agreement dated August 15, 2016.
(22)	Consists of 4,775 shares of common stock, 4,775 shares of common stock issuable upon exercise of Series A warrants and 4,775 shares of common stock issuable upon exercise of Series B warrants issued pursuant to the securities purchase agreement dated August 15, 2016.
(23)	Consists of (a) 72,379 shares of common stock issuable upon exercise of warrants. David Huang has voting and investment control of the securities held by Hercules Technology Growth Capital, Inc.

Relationships with the Selling Stockholders

Private Placement of Purchased Common Shares and Warrants

On August 15, 2016, we entered into a securities purchase agreement with the selling stockholders (other than Hercules), pursuant to which the Company agreed to issue and sell to such selling stockholders the following securities: (i) 4,800,000 shares of common stock at a price of $1.32 per share, (ii) Series A warrants to purchase up to 4,800,000 additional shares of common stock at a price of $0.125 per share and (iii) Series B warrants to purchase up to 4,800,000 additional shares of common stock at a price of $0.125 per share, for gross proceeds of approximately $7.5 million, before deducting placement agent fees and estimated offering expenses. The Series A warrants have a per share exercise price of $1.45 and will expire twelve months and one week from the date of issuance. The Series B warrants have a per share exercise price of $1.55 and will expire five years from the date of issuance. We intend to use the proceeds from the private placement to advance our M207 program towards FDA registration and for general corporate purposes. We closed the transaction on August 19, 2016.

The Series A and Series B warrants held by the selling stockholders may not be exercised if, after giving effect to the exercise, the holder of such Series A and Series B warrants, its affiliates and any persons acting as a group together with the holder or any of its affiliates would beneficially own in excess of 4.99% of the outstanding shares of our common stock, except with respect to Amzak Capital Management, LLC (“Amzak”) for which the limitation is 9.99%. At a selling stockholder’s option, the ownership percentage limitation applicable to the exercise of the Warrants may be increased or decreased to any other percentage not in excess of 9.99% (14.99% in the case of Amzak), except that any increase will only be effective upon 61-days’ prior notice to us.

Pursuant to the terms of the securities purchase agreement and in connection with the private placement financing, we granted the selling stockholders party thereto certain registration rights relating to the registration for resale of the shares of our common stock purchased by such selling stockholders in the private placement, including the shares of our common stock that may be issued upon the exercise of the Series A and Series B warrants. The securities purchase agreement contains customary covenants and agreements by us, and customary indemnification obligations of us and the selling stockholders, including for liabilities under the Securities Act. The registration statement of which this prospectus is a part has been filed in accordance with the securities purchase agreement.

The foregoing summary descriptions of the securities purchase agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, and is incorporated by reference herein.

Directors and Officers

John Walker and Kleanthis Xanthopoulos, who are members of our board of directors, are selling stockholders. Georgia Erbez, our Chief Business Officer and Interim Chief Financial Officer, Donald Kellerman, our Vice President, Clinical Development and Medical Affairs, and Haley Lewis, our Vice President, Regulatory Affairs & Quality, also are selling stockholders. The Alataris Family Trust, the trustee of which is Konstantinos Alataris, a member of our board of directors and our President and Chief Executive Officer, is also a selling stockholder.

Loan Agreement

We are a party to a Loan and Security Agreement, dated as of June 3, 2014, as amended to date (the “Loan Agreement”), with Hercules Technology Growth Capital, Inc. (“Hercules”). The Loan Agreement, as well as the first amendment thereto (the “First Amendment”), is described under the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Operations Overview—Debt Financing” contained in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference herein. In connection with the Loan Agreement and the First Amendment, we entered into warrant agreements with Hercules dated June 3, 2014, as amended, and June 23, 2015 (the “June 2015 Warrant”), respectively, pursuant to which we issued to Hercules warrants to purchase 31,674 shares of common stock at an exercise price of $8.84 per share and 40,705 shares of common stock at an exercise price of $7.37 per share, respectively. The June 2015 Warrant is described in our Current Report on Form 8-K filed on June 29, 2015, and is incorporated by reference herein and is filed as an exhibit thereto. Only the 40,705 shares of common stock issuable upon exercise of the June 2015 Warrant, which expires on June 23, 2020, are being registered for resale pursuant to this registration statement.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, or any other exemption from registration, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders party to the securities purchase agreement against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

LEGAL MATTERS

The validity of the shares offered by this prospectus has been passed upon by Foley Hoag LLP.

EXPERTS

Marcum LLP, our independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Marcum LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.zosanopharma.com/. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus. You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 001-36570):

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 29, 2016;

(2)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, filed with the SEC on May 12, 2016 and August 10, 2016, respectively;

(3)	Our Current Reports on Form 8-K (except for the information furnished under Items 2.02 or 7.01 and the exhibits furnished thereto), which were filed with the SEC on the following dates: January 7, 2016; January 27, 2016; February 4, 2016; March 29, 2016; April 7, 2016; May 9, 2016; May 12, 2016; May 13, 2016; June 17, 2016; August 10, 2016; August 16, 2016; and September 9, 2016; and

(4)	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on July 25, 2014, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the common stock made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to:

Zosano Pharma Corporation

34790 Ardentech Court

Fremont, California 94555

Attention: Investor Relations

Telephone: (510) 745-1200